Exhibit 10.47

AMENDMENT 1 TO LAND O’ LAKES TRANSITIONAL SALES AGREEMENT

THIS AMENDMENT 1 TO LAND O’ LAKES TRANSITIONAL SALES AGREEMENT (this “Amendment”), dated December 2, 2012, but effective as of the Morningstar Effective Date (as defined below), is by and between Morningstar Foods, LLC, a Delaware limited liability company, on the one hand (“Seller”), and WWF Operating Company, a Delaware corporation (f/k/a WhiteWave Foods Company), on the other hand (“Buyer”).

RECITALS

A.        Seller and Buyer previously entered into a Land O’ Lakes Transitional Sales Agreement dated August 1, 2012 (the “Agreement”), which became effective upon the “Effective Date” specified therein.

B.        Seller and Buyer have negotiated this Amendment in anticipation of the sale by Dean Foods Company of substantially all of the equity interests or assets of Buyer to Saputo Cheese USA Inc. (the “Morningstar Transaction”), and Seller and Buyer intend that this Amendment shall become effective immediately upon the date on which closing of the Morningstar Transaction occurs, without any further action required by either party hereto (such date, the “Morningstar Effective Date”).

NOW, THEREFORE, in consideration of the foregoing, as well as Buyer’s and Seller’s execution and delivery of that certain Asset Purchase Agreement, and related agreements referenced therein, all dated of even date herewith, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, each intending to be bound hereby, agree as follows:

1.        Capitalized Terms.  Capitalized terms contained in this Amendment and not otherwise defined shall have the meaning ascribed to them in the Agreement.

2.        Section 2.  Effective as of the Morningstar Effective Date, Section 2 of the Agreement shall be amended and restated in its entirety to read as follows, without any further action by either party hereto:

“2.        The term of this Agreement (the “Term”) shall begin on the Effective Date and extend until the ninetieth (90th) day after the Morningstar Effective Date, subject to earlier termination as provided herein. During the Term, any transition of the sales of Products from Buyer’s order to cash system to Seller’s order to cash system will be mutually agreed upon in writing between Buyer and Seller and conducted in an orderly basis. As used herein, “Morningstar Effective Date” shall mean the date on which the sale by Dean Foods Company of substantially all of the equity interests or assets of Buyer to [Saputo Purchaser Entity] is closed.”

3.        Binding Effect and Assignment.  This Amendment shall be binding upon and inure to the benefit of the parties hereto, their respective successors and permitted assigns, except as is otherwise expressly provided herein or in the Agreement.

4.        Ratification of Agreement.  All other terms and provisions of the Agreement not expressly modified by this Amendment shall remain in full force and effect and are hereby expressly ratified and confirmed.

5.        Titles.  The titles of the sections of this Amendment are for convenience of reference only and shall not be considered a part of or affect the construction or interpretation of any provisions of this Amendment. The words “herein,” “hereof,” “hereto” and “hereunder” and other words of similar import refer to this Amendment as a whole and not to any particular Section or other subdivision.

6.        Execution.  This Amendment may be executed in any number of original, facsimile, or portable document format (pdf) counterparts, each of which when so executed and delivered shall be an original, but all of which together shall constitute one instrument.

IN WITNESS WHEREOF, the parties have caused this Amendment to be executed by their proper and duly authorized representatives as of the date first set forth above.

“BUYER”		“SELLER”

WWF OPERATING COMPANY		MORNINGSTAR FOODS, LLC

By:	/s/ Roger E. Theodoredis	By:	/s/ Stephen Schultz
	Executive Vice President		Authorized Signer

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